Exhibit 99.1

NEWS RELEASE

October 6, 2020

FOR IMMEDIATE RELEASE	Contact: Randall M. Chesler
(406) 751-4722
Ronald J. Copher
(406) 751-7706

GLACIER BANCORP, INC. APPOINTS BOARD MEMBERS

KALISPELL, MONTANA – Today Glacier Bancorp, Inc.’s (NASDAQ: GBCI) Board of Directors and its wholly owned subsidiary Glacier Bank announced the appointment of Robert A. Cashell, Jr. and Kristen Heck as Directors of the Company, effective January 1, 2021. Cashell, Jr. and Heck were also appointed to the Company’s Audit, Compensation, Compliance, Nominating/Corporate Governance and Risk Oversight Committees.

Ms. Heck has over 28 years of leadership in the talent acquisition and staffing industry with over 10 years of experience leading and growing businesses. Ms. Heck is the owner and Chief Executive Officer of Alternative Staffing Corporation doing business as LC Staffing Service, a Certified Woman Owned Small Business and a Certified Disadvantaged Business Enterprise. She is also the founder and owner of Loyal Care LP, an independent in-home care assistance service. Ms. Heck is President Elect and a director of Timber Products Manufacturers Association (in association with TPM MEWA Trust). She currently serves as a director of Glacier Bank, a division of the Bank. Ms. Heck also serves as a director of Industrial Staffing Captive and Stillwater Christian School.

Mr. Cashell, Jr. has over 40 years of experience in hospitality, tourism, recreation, and gaming, serving on several community boards and trade associations, and has continuously held several gaming licenses in the State of Nevada. He is the owner and President of Robert Parker, Inc., which operates the Winners Inn Casino, Pete’s Gambling Hall and the Sundance Casino, Inc. Mr. Cashell Jr. owns Topaz Lodge, Inc. where he also serves as its President. Mr. Cashell, Jr. is a board member of Red Rock Resorts, Inc. and Station Casinos, LLC. He is the Chairman of the Corporate Governance Committee of Red Rock Resorts, Inc., as well as a committee board member of its Audit and Compensation Committees. Mr. Cashell, Jr. currently serves as a director of Heritage Bank of Nevada, a division Glacier Bank, and previously served as the Chairman of Heritage Bancorp and Heritage Bank of Nevada until the bank merged with Glacier Bank.

Glacier Bancorp, Inc. is the parent company for Glacier Bank and its bank divisions: Bank of the San Juans (Durango, CO), Citizens Community Bank (Pocatello, ID), Collegiate Peaks Bank (Buena Vista, CO), First Bank of Montana (Lewistown, MT), First Bank of Wyoming (Powell, WY), First Community Bank Utah (Layton, UT), First Security Bank (Bozeman, MT), First Security Bank of Missoula (Missoula, MT), First State Bank (Wheatland, WY), Glacier Bank (Kalispell, MT), Heritage Bank of Nevada (Reno, NV), Mountain West Bank (Coeur d’Alene, ID), North Cascades Bank (Chelan, WA), The Foothills Bank (Yuma, AZ), Valley Bank of Helena (Helena, MT), and Western Security Bank (Billings, MT).

Visit Glacier’s website at http://www.glacierbancorp.com